UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2025
UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09712	62-1147325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois 60631
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $1 par value	USM	New York Stock Exchange
6.25% Senior Notes due 2069	UZD	New York Stock Exchange
5.50% Senior Notes due 2070	UZE	New York Stock Exchange
5.50% Senior Notes due 2070	UZF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 24, 2025, the board of directors (Board) of United States Cellular Corporation (UScellular) appointed Douglas W. Chambers as interim President and Chief Executive Officer contingent and effective upon the closing (the Closing) of the transactions contemplated by that certain Securities Purchase Agreement by and among Telephone and Data Systems, Inc. (TDS), UScellular, T-Mobile US, Inc. and USCC Wireless Holdings, LLC dated as of May 24, 2024. Laurent C. Therivel will cease to be President and Chief Executive Officer of UScellular and will separate from UScellular if and when Mr. Chambers’ appointment becomes effective.

Mr. Chambers, age 56, joined UScellular from TDS in 2018 and has served as UScellular’s Executive Vice President, Chief Financial Officer and Treasurer since September 2020, and immediately prior to that he was UScellular’s Senior Vice President, Chief Financial Officer and Treasurer. In this role, Mr. Chambers is responsible for UScellular’s accounting and financial reporting, revenue assurance, financial planning and analysis, credit and collections, treasury, real estate, and supply chain activities.

In connection with his appointment as President and Chief Executive Officer of UScellular, Mr. Chambers and UScellular entered into an Equity Acceleration Agreement (the Equity Acceleration Agreement) on July 24, 2025, pursuant to which, subject to his continued employment through the date on which the Closing occurs, Mr. Chambers’ outstanding equity awards will vest in full immediately following the Closing, based on target performance with respect to Mr. Chambers’ performance-based awards granted in 2025, and be settled within 60 days thereafter. If Mr. Chambers voluntarily resigns his employment with UScellular and its affiliates other than for “Good Reason” (as defined in the United States Cellular Corporation Long-Term Incentive Plan) prior to January 1, 2026 (or such earlier date specified by UScellular as Mr. Chambers’ termination date) (the Retention Date), or if he fails to satisfactorily meet performance expectations through the Retention Date, then Mr. Chambers will be required to pay to UScellular a cash amount equal to the fair market value of the shares that were subject to the portions of his equity awards that vested pursuant to the Equity Acceleration Agreement.

Mr. Chambers and UScellular have also entered into an offer letter (the Offer Letter) as of July 24, 2025. The Offer Letter makes no material changes to the compensation of Mr. Chambers.

This description is qualified by reference to the complete terms of the Equity Acceleration Agreement and Offer Letter, which are attached hereto as Exhibits 10.1 and 10.2.

There are no arrangements or understandings between Mr. Chambers and any other person pursuant to which he was selected as interim President and Chief Executive Officer. Mr. Chambers does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01.  Other Events
On July 24, 2025, UScellular announced that it expects its Board of Directors to approve a special cash dividend following the Closing. A copy of the related press release is attached hereto as Exhibit 99.1.

On July 24, 2025, UScellular announced that the post-Closing business will change its name to Array Digital Infrastructure, Inc., subject to and effective upon the Closing. A copy of the related press release, which also addresses the appointment of Mr. Chambers as President and CEO, is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits
(d)   Exhibits

Exhibit Number	Description of Exhibits
10.1	Equity Acceleration Agreement between UScellular and Douglas W. Chambers.

10.2	Letter Agreement between UScellular and Douglas W. Chambers.

99.1	Press Release dated July 24, 2025.

99.2	Press Release dated July 24, 2025.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES CELLULAR CORPORATION

Date:	July 25, 2025	By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer